Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Aviat Networks, Inc.
Austin, Texas
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-255206) and Form S-8 (Nos. 333-224957, 333-209462, 333-178467, 333-163542 and 333-140442) of Aviat Networks, Inc. of our reports dated September 14, 2022 relating to the consolidated financial statements and schedule, and the effectiveness of Aviat Networks, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP
San Jose, California
September 14, 2022